UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 6/1/2026

OLENOX INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

1207, Building C N FM 3083 Rd E

Conroe, TX 77304

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 940-205-1257

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2026, Olenox Industries Inc. (the “Company”) appointed Erik Blum as the Company’s President effective June 1, 2026, and entered into an employment agreement with Mr. Blum (the “Employment Agreement”) to employ Mr. Blum commencing on June 1, 2026, in such capacity for an initial term of one (1) year, and which Employment Agreement provides for an annual base salary of $200,000, a restricted stock grant under the Company’s Stock Incentive Plan for $50,000 worth of shares of the Company’s common stock, vesting quarterly on a pro-rata basis over the next eighteen (18) months of continuous service, and an annual performance bonus of up to 20% of Mr. Blum’s then-base salary, payable in cash and/or equity, as determined by the Company’s Board of Directors. Mr. Blum continues to serve as a member of the Company’s Board of Directors. Mr. Blum resigned from the Company’s Audit Committee and as Chair of the Audit Committee prior to his appointment as the Company’s President.

Erik. Blum, age 60, currently serves as Chief Executive Officer of Fynntechnical Innovations Inc (FYNN), where he has led the corporate operations of a publicly traded company, also led taking FYNN from a non-reporting pink sheet status to a audited, reporting entity under the Securities Exchange Act of 1934, as amended, as of November 2023. With over 30 years’ experience in debt, corporate finance, and company management, Mr. Blum has long-term knowledge relating to equity and debt markets. Beginning in 2001, Mr. Blum structured CMOs with a specialization in inverse floaters for Fannie Mae and Freddie Mac. In 2005, he helped create a reverse convertible bond desk for Stern Agee. He was a registered principal compliance offer for close to 27 years on Wall Street. He left Wall Street in 2010 to found JW Price LLC, a corporate consulting firm, which focused on providing business development services to microcaps and other small public companies. During his time at JW Price, Mr. Blum helped multiple companies become successful public traded entities. He has sat as CEO, CFO, and director of multiple companies and has been instrumental in helping in enabling their turnaround.

Mr. Blum is subject to a one-year post-termination non-compete and non-solicit of employees and clients. Mr. Blum is also bound by confidentiality provisions.

There are no family relationships between Mr. Blum and any of the Company’s directors or executive officers. In addition, as set forth above, Mr. Blum is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The descriptions of the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 5, 2026, Olenox Industries, Inc. (the “Company”) informed Patricia Kaelin, Chief Financial Officer of the Company, of her dismissal from the Company, and the Company received a resignation letter back from her the same day. The Company has commenced its search for a replacement Chief Financial Officer.

The Company has provided Ms. Kaelin with a copy of the disclosure it is making in response to this Item 5.02 no later than the date of filing this Current Report on Form 8-K with the SEC. The Company will provide Ms. Kaelin with the opportunity to furnish the Company as promptly as possible with a letter addressed to the Company stating whether Ms. Kaelin agrees with the statements made by the Company in response to this Item 5.02 and, if not, stating the respects in which she does not agree. The Company will file any such letter received from Ms. Kaelin with the SEC as an exhibit by amendment to this Form Current Report on Form 8-K within two business days after receipt by the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated May 28, 2026, between Olenox Industries Inc. and Erik Blum
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLENOX INDUSTRIES INC.

Dated: June 10, 2026	By:	/s/ Michael McLaren
Name: Michael McLaren
Title: Chief Executive Officer (principal executive officer)

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